Synergetics Reports Third Quarter of Fiscal 2013 Results

O'FALLON, MO -- (Marketwire - June 10, 2013) - Synergetics USA, Inc. (NASDAQ: SURG), a medical device company that designs, manufactures, and markets innovative surgical devices for ophthalmic and neurosurgical applications, today announced results for the third quarter ended April 30, 2013.

Details about the quarter include:

  Total sales of $16.3 million, an increase of 11.6% year-over-year. Total sales increased 15.7% on a sequential basis.
  OEM sales increased 24.1% and Ophthalmic sales increased 3.1% year-over-year.
  Domestic sales increased 13.8% and International sales increased 5.3% year-over-year.
  GAAP EPS of $0.05 versus $0.04 for the third quarter of fiscal 2012 and adjusted non-GAAP EPS of $0.05 versus $0.05 for the third quarter of fiscal 2012.
  Cash flow from operations of $1.8 million.
  Nine month fiscal 2013 sales increased 4.1% year-over-year to $44.9 million.

"We were pleased with our third quarter performance overall as we posted solid top-line growth driven by normalized ordering patterns from our OEM partners and improving sales contributions from our VersaVIT™ vitrectomy systems," said David M. Hable, the Company's President and Chief Executive Officer. "While still early in our commercialization of the VersaVIT™ system, we have made considerable progress since receiving FDA approval less than a year ago. We are encouraged by the continued strong market response and anticipate stronger ophthalmic sales growth in the future as utilization of the installed base increases."

Third Quarter Results

Third quarter of fiscal 2013 sales totaled $16.3 million, an increase of 11.6% compared to sales of $14.6 million in the third quarter of fiscal 2012. Third quarter sales performance was driven primarily by a 24.1% increase in OEM sales and by a 3.1% increase in Ophthalmic sales. Other revenues declined 1.4% year-over-year to $210,000.

  Total Domestic sales increased 13.8% to $12.3 million in the third quarter of fiscal 2013, driven primarily by higher OEM sales and by growth in Domestic Ophthalmic sales year-over-year. International sales of $3.9 million this quarter increased 5.3% year-over-year primarily due to increased sales of VersaVIT™ vitrectomy systems and procedural kits and decreased foreign currency losses, partially offset by decreased sales of base business capital equipment and disposables.

  Total Ophthalmic sales increased 3.1% to $8.7 million, compared with $8.4 million in the third quarter of fiscal 2012. Domestic Ophthalmic sales increased 1.6% primarily due to increased sales of VersaVIT™ vitrectomy systems and procedural kits, partially offset by decreased sales of base business capital equipment and disposables. International Ophthalmic sales increased 5.1% year-over-year primarily due to increased sales of VersaVIT™ vitrectomy systems and procedural kits and decreased foreign currency losses, partially offset by sales of base business capital equipment and disposables.

  Total OEM sales increased 24.1% to $7.4 million, compared with $6.0 million in the third quarter of fiscal 2012. OEM sales include sales to our marketing partners. The increase in OEM sales benefited primarily from strong disposable forceps and electrosurgical generator sales to Codman and Stryker.

  Disposable product sales totaled $13.0 million, an increase of 7.4% compared with sales of $12.1 million in the third quarter of fiscal 2012. Capital equipment sales totaled $2.9 million in the third quarter of fiscal 2013 compared with $2.2 million in the third quarter of fiscal 2012, an increase of 37.0% year-over-year.

Gross profit for the third quarter of fiscal 2013 totaled $9.1 million, or 55.7% of net sales, compared with $7.8 million, or 53.7% of net sales, in the third quarter of fiscal 2012. Third quarter of fiscal 2012 gross margin included the impact of an inventory write-down of $367,000, or approximately 2.5% of net sales. Year-over-year gross margin performance was also negatively impacted by product mix shift in our ophthalmic product lines versus the prior year period.

Total operating expenses increased 14.2% year-over-year to $7.3 million, or 45.1% of net sales, in the third quarter of fiscal 2013 from $6.4 million, or 44.0% of net sales, in the comparable period. Research and development expenses increased 5.6% and comprised 6.0% of net sales compared to 6.3% last year. Sales and marketing expenses grew 22.8% and were 21.7% of net sales compared to 19.7% last year. General and administrative expenses rose 3.5%, accounting for 16.7% of net sales compared to 18.0% last year. The increase in G&A was largely due to additional incentive compensation, as well as other varied cost increases compared to the prior year period. Third quarter of fiscal 2013 operating expenses were impacted by the medical device excise tax of $115,000, or 0.7% of net sales, which the Company began paying in January 2013 and did not impact results in the prior year period.

Reported operating income for the third quarter of fiscal 2013 increased 22.5% to $1.7 million, compared with $1.4 million last year. Adjusted operating income for the third quarter of fiscal 2012, which excludes the impact of the aforementioned obsolete inventory write-down in the third quarter of fiscal 2012, increased to $1.8 million, representing an adjusted operating margin of 10.6% this quarter versus 12.2% for the third quarter of fiscal 2012. Operating income was negatively impacted by growth in operating expenses and by higher cost of goods sold compared to the third quarter of fiscal 2012.

Reported net income increased 14.3% year-over-year to $1.2 million, or $0.05 per diluted share, from $1.0 million, or $0.04 per diluted share, for the same period of fiscal 2012. Reported net income per diluted share in the third quarter of fiscal 2012 includes approximately $0.01 resulting from an obsolete inventory write-down in the period. Earnings before interest, taxes, depreciation and amortization, or EBITDA, totaled $2.2 million in the third quarter of fiscal 2013, up 16.7% from EBITDA of $1.9 million in the prior year third quarter.

Refer to the tables at the end of this release for a reconciliation of GAAP net income to EBITDA,GAAP operating income to adjusted operating income and GAAP EPS to adjusted non-GAAP EPS and the "Use of Non-GAAP Financial Information" section below.

Nine Months Results and Balance Sheet

Total sales for the first nine months of fiscal 2013 increased 4.1% to $44.9 million, compared with $43.2 million in the same period last year. Income from continuing operations for the first nine months of fiscal 2013 declined 72.2% to $1.1 million, or $0.04 per diluted share, compared to $4.0 million, or $0.16 per diluted share, for the first nine months of fiscal 2012. Net income for the first nine months of fiscal 2013 declined 69.3% to $1.1 million, or $0.04 per diluted share, versus $3.6 million, or $0.14 per diluted share, in the first nine months of fiscal 2012. Reported net income per diluted share in the first nine months of fiscal 2013 includes approximately $0.06 resulting from an excess inventory write-down in the period, as compared to $0.01 resulting from an obsolete inventory write-down in the first nine months of fiscal 2012. Excluding the impacts of the inventory write-downs, net income for the first nine months of fiscal 2013 declined 33.3% from $0.10 per diluted share, versus $0.15 per diluted share in the first nine months of fiscal 2012. These results are net of a loss from discontinued operations of approximately $382,000, or $0.02 per diluted share, related to the completion of the sale of assets from our plastic injection molding business in the nine month fiscal 2012 period.

As of April 30, 2013, the Company had approximately $13.1 million in cash on its balance sheet and no debt compared with $12.7 million in cash and no debt at the end of fiscal 2012.

Conference Call Information

Synergetics USA, Inc. will host a conference call on Monday, June 10, 2013, at 5:00 p.m. Eastern Time to discuss third quarter and nine month results, other recent developments and to review its growth strategy. The toll free dial-in number to participate live on this call is (800) 588-4973, confirmation code 34706255. For callers outside the U.S., the number is (847) 230-5643. The conference call will also be available live via webcast on the investor relations section of the Company's website, www.synergeticsusa.com. A replay will be available on the Company's website for approximately 30 days.

About Synergetics USA, Inc.

Through continuous improvement and development of our people, our mission is to design, manufacture and market innovative surgical devices, capital equipment, accessories and disposables of the highest quality in order to assist and enable surgeons who perform surgery around the world to provide a better quality of life for their patients.

Synergetics USA, Inc. (the "Company") is a leading supplier of precision surgical devices. The Company's primary focus is on the disciplines of ophthalmology and neurosurgery. Our distribution channels include a combination of direct and independent sales distribution organizations and important strategic alliances with market leaders. The Company's product lines focus upon precision engineered, disposable and reusable devices, procedural kits and the delivery of various energy modalities for the performance of less invasive surgery including: (i) laser energy, (ii) ultrasonic energy, (iii) radio frequency energy for electrosurgery and lesion generation and (iv) visible light energy for illumination, and where applicable, simultaneous infusion (irrigation) of fluids into the operative field. The Company's website address is http://www.synergeticsusa.com.

Use of Non-GAAP Financial Information

In addition to results reported in accordance with GAAP, the Company provides adjusted operating income and margin, adjusted net income and adjusted earnings per diluted share. These adjusted amounts consist of GAAP amounts excluding the following adjustment to the extent occurring during the period: inventory write-downs and disposition charges. Adjusted earnings per diluted share were calculated by dividing adjusted net income for diluted earnings per share by diluted weighted average shares outstanding. The Company believes that the presentation of adjusted operating income and margin, adjusted net income and adjusted diluted earnings per share provides important supplemental information to management and investors seeking to understand the financial and business trends relating to our financial condition and results of operations.

Forward-Looking Statements

Some statements in this release may be "forward-looking statements" for the purposes of the Private Securities Litigation Reform Act of 1995. In some cases forward-looking statements can be identified by words such as "believe," "expect," "anticipate," "plan," "potential," "continue" or similar expressions. Such forward-looking statements include risks and uncertainties, and there are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors, risks and uncertainties are discussed in the Company's Annual Report on Form 10-K for the year ended July 31, 2012, as amended, as updated from time to time in our filings with the Securities and Exchange Commission. The Company is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.

                   Synergetics USA, Inc. and Subsidiaries
                Condensed Consolidated Statements of Income
      Three and Nine Months Ended April 30, 2013, and 2012 (Unaudited)
          (Dollars in thousands, except share and per share data)

                            Three        Three
                            Months       Months    Nine Months  Nine Months
                            Ended        Ended        Ended        Ended
                          April 30,    April 30,    April 30,    April 30,
                             2013         2012         2013         2012
                         -----------  -----------  -----------  -----------
Net sales                $    16,264  $    14,568  $    44,939  $    43,154
Cost of sales                  7,213        6,746       22,244       18,444
                         -----------  -----------  -----------  -----------
Gross profit                   9,051        7,822       22,695       24,710
                         -----------  -----------  -----------  -----------
Operating expenses
Research and development         973          921        2,660        2,634
Sales and marketing            3,523        2,868       10,367        8,851
Medical device excise
 tax                             115           --          160           --
General and
 administrative                2,719        2,628        7,999        7,690
                         -----------  -----------  -----------  -----------
                               7,330        6,417       21,186       19,175
                         -----------  -----------  -----------  -----------
Operating income               1,721        1,405        1,509        5,535
                         -----------  -----------  -----------  -----------
Other income (expenses)
Investment income                  5            9           18           32
Interest expense                  (2)         (10)          (6)         (43)
Miscellaneous                    (12)          (2)         (35)          (8)
                         -----------  -----------  -----------  -----------
                                  (9)          (3)         (23)         (19)
                         -----------  -----------  -----------  -----------
Income from continuing
 operations before
 provision for income
 taxes                         1,712        1,402        1,486        5,516
Provision for income
 taxes                           562          396          366        1,490
                         -----------  -----------  -----------  -----------
Income from continuing
 operations                    1,150        1,006        1,120        4,026
                         -----------  -----------  -----------  -----------
Loss from discontinued
 operations, net of
 income tax benefit of
 $0, $0, $0 and $193,
 respectively                     --           --           --         (382)
Net income               $     1,150  $     1,006  $     1,120  $     3,644
                         ===========  ===========  ===========  ===========
Earnings per share:
Basic
  Income from continuing
   operations            $      0.05  $      0.04  $      0.04  $      0.16
  Loss from discontinued
   operations                   0.00         0.00         0.00        (0.02)
                         -----------  -----------  -----------  -----------
  Net income             $      0.05  $      0.04  $      0.04  $      0.14
                         ===========  ===========  ===========  ===========
Diluted
  Income from continuing
   operations            $      0.05  $      0.04  $      0.04  $      0.16
  Loss from discontinued
   operations                   0.00         0.00         0.00        (0.02)
                         -----------  -----------  -----------  -----------
  Net income             $      0.05  $      0.04  $      0.04  $      0.14
                         ===========  ===========  ===========  ===========
Basic weighted average
 common shares
 outstanding              25,299,131   25,184,447   25,229,250   25,080,096
Diluted weighted average
 common shares
 outstanding              25,362,923   25,363,620   25,329,711   25,249,504
Net income               $     1,150  $     1,006  $     1,120  $     3,644
Foreign currency
 translation adjustment         (238)         131           16           38
                         -----------  -----------  -----------  -----------
Comprehensive income     $       912  $     1,137  $     1,136  $     3,682
                         ===========  ===========  ===========  ===========

                   SYNERGETICS USA, INC. AND SUBSIDIARIES
       Unaudited Table of Income from Continuing Operations and EBITDA
  Three and Nine Months Ended April 30, 2013 and April 30, 2012 (Unaudited)
                               (In thousands)

EBITDA Reconciliation                             Three Months  Three Months
                                                     Ended         Ended
                                                   April 30,     April 30,
                                                      2013          2012
                                                 ------------- -------------
Income from Continuing Operations                $       1,150 $       1,006
Interest                                                     2            10
Income taxes                                               562           396
Depreciation                                               314           325
Amortization                                               187           161
                                                 ------------- -------------
EBITDA                                           $       2,215 $       1,898
                                                 ============= =============

EBITDA Reconciliation                             Nine Months   Nine Months
                                                     Ended         Ended
                                                   April 30,     April 30,
                                                      2013          2012
                                                 ------------- -------------
Income from Continuing Operations                $       1,120 $       4,026
Interest                                                     6            43
Income taxes                                               366         1,490
Depreciation                                               856           895
Amortization                                               504           485
                                                 ------------- -------------
EBITDA                                           $       2,852 $       6,939
                                                 ============= =============

EBITDA is not a financial measure recognized by U.S. generally accepted accounting principles ("GAAP"). EBITDA is defined as income from continuing operations before interest expense, income taxes, depreciation and amortization.

                   SYNERGETICS USA, INC. AND SUBSIDIARIES
       Unaudited Table of Adjusted Operating Income and Non-GAAP EPS
 Three and Nine Months Ended April 30, 2013 and April 30, 2012 (Unaudited)
            (Dollars in thousands, except per share information)

                            Three Months Ended         Nine Months Ended
                          April 30,    April 30,    April 30,    April 30,
                             2013         2012         2013         2012
                         -----------  -----------  -----------  -----------
Adjusted Operating
 Income
GAAP operating income    $     1,721  $     1,405  $     1,509  $     5,535
  Inventory write-down             0          367        2,092          367
                         -----------  -----------  -----------  -----------
  Adjusted operating
   income                $     1,721  $     1,772  $     3,601  $     5,902
  Net sales              $    16,264  $    14,568  $    44,939  $    43,154
                         -----------  -----------  -----------  -----------
  Adjusted operating
   margin                       10.6%        12.2%         8.0%        13.7%
                         ===========  ===========  ===========  ===========
EBITDA                   $     2,215  $     1,898  $     2,852  $     6,939
                         ===========  ===========  ===========  ===========

Non-GAAP EPS
  Inventory write-down   $        --  $       367  $     2,092  $       367
  Effective tax rate            32.8%        28.2%        24.6         27.0
                         -----------  -----------  -----------  -----------
  Tax effected write-
   down                  $        --  $       263  $     1,577  $       268
  Diluted weighted
   average common shares  25,299,131   25,363,620   25,329,711   25,249,504
                         -----------  -----------  -----------  -----------
  Diluted earnings per
   share                 $      0.00  $      0.01  $      0.06  $      0.01
                         ===========  ===========  ===========  ===========

                   Synergetics USA, Inc. and Subsidiaries
                   Condensed Consolidated Balance Sheets
             As of April 30, 2013 (Unaudited) and July 31, 2012
                 (Dollars in thousands, except share data)

                                                   April 30,     July 31,
                                                     2013          2012
                                                 ------------  ------------
Assets
Current Assets
    Cash and cash equivalents                    $     13,099  $     12,680
    Accounts receivable, net of allowance for
     doubtful accounts of $417 and $319,
     respectively                                      12,252        11,796
    Inventories                                        15,069        15,679
    Income taxes refundable                               862            --
    Prepaid expenses                                    1,148           825
    Deferred income taxes                               1,797         1,247
                                                 ------------  ------------
      Total current assets                             44,227        42,227
Property and equipment, net                             8,780         9,239
Intangible and other assets
    Goodwill                                           10,660        10,660
    Other intangible assets, net                       10,890        11,277
    Deferred income taxes                               3,753         4,088
    Patents, net                                        1,360         1,179
    Cash value of life insurance                           93            93
                                                 ------------  ------------
      Total assets                               $     79,763  $     78,763
                                                 ============  ============
Liabilities and stockholders' equity
Current Liabilities
    Accounts payable                             $      2,462  $      2,144
    Accrued expenses                                    2,698         2,844
    Income taxes payable                                   --           191
    Deferred revenue                                    1,288         1,288
                                                 ------------  ------------
      Total current liabilities                         6,448         6,467
                                                 ------------  ------------
Long-Term Liabilities
    Deferred revenue                                   14,852        15,818
                                                 ------------  ------------
      Total long-term liabilities                      14,852        15,818
                                                 ------------  ------------
      Total liabilities                                21,300        22,285
                                                 ------------  ------------
Commitments and contingencies
Stockholders' Equity
    Common stock at April 30, 2013 and July 31,
     2012, $0.001 par value, 50,000,000 shares
     authorized; 25,291,165 and 25,160,069
     shares issued and outstanding, respectively           25            25
    Additional paid-in capital                         27,272        26,421
    Retained earnings                                  31,656        30,538
    Accumulated other comprehensive loss:
     Foreign currency translation adjustment             (490)         (506)
                                                 ------------  ------------
      Total stockholders' equity                       58,463        56,478
                                                 ------------  ------------
      Total liabilities and stockholders' equity $     79,763  $     78,763
                                                 ============  ============

                   Synergetics USA Inc. and Subsidiaries
              Condensed Consolidated Statements of Cash Flows
           Nine Months Ended April 30, 2013 and 2012 (Unaudited)
                           (Dollars in thousands)

                                                  Nine Months   Nine Months
                                                    Ended         Ended
                                                  April 30,      April 30,
                                                     2013          2012
                                                 ------------  ------------
Cash Flows from operating activities
  Net income                                     $      1,120  $      3,644
  Plus: Loss from discontinued operations - net
   of tax                                                  --           382
                                                 ============  ============
  Income from continuing operations                     1,120         4,026
  Adjustments to reconcile net income to net
   cash provided by (used in) operating
   activities
    Depreciation                                          856           895
    Amortization                                          504           485
    Provision for doubtful accounts receivable             91            41
    Stock-based compensation                              713           545
    Deferred income taxes                                (215)          321
Changes in assets and liabilities
  (Increase) decrease in:
    Accounts receivable                                  (420)          492
    Inventories                                           672        (2,843)
    Prepaid expenses                                     (302)         (177)
    Income taxes refundable                              (862)         (378)
  (Decrease) increase in:
    Accounts payable                                      312         1,165
    Accrued expenses                                     (154)         (415)
    Deferred revenue                                     (966)       (1,173)
    Income taxes payable                                 (191)       (6,039)
                                                 ------------  ------------
      Net cash provided by (used in) continuing
       operating activities                             1,158        (3,055)
                                                 ------------  ------------
Net cash provided by discontinued operations               --            59
Net cash provided by (used in) operating
 activities                                             1,158        (2,996)
                                                 ------------  ------------

Cash Flows from investing activities
    Purchase of property and equipment                   (397)       (1,586)
    Acquisition of patents and other intangibles         (298)         (201)
                                                 ------------  ------------
      Net cash used in continuing investing
       activities                                        (695)       (1,787)
                                                 ------------  ------------

Cash Flows from financing activities
    Payment on debt incurred for acquisition of
     trademark                                             --          (313)
    Principal payment on long-term debt                    --          (740)
    Tax benefit associated with the exercise of
     non-qualified stock options                           72            24
    Proceeds from the issuance of common stock             65            35
                                                 ------------  ------------
      Net cash provided by (used in) financing
       activities                                         137          (994)
                                                 ------------  ------------
Foreign exchange rate effect on cash and cash
 equivalents                                             (181)          216
                                                 ------------  ------------
Net increase (decrease) in cash and cash
 equivalents                                              419        (5,561)
Cash and cash equivalents
    Beginning                                          12,680        18,399
                                                 ------------  ------------
    Ending                                       $     13,099  $     12,838
                                                 ============  ============

SYNERGETICS USA, INC.
3845 Corporate Centre Drive
O'Fallon, Missouri 63368
(636) 939-5100
http://www.synergeticsusa.com
Pamela G. Boone
Chief Financial Officer